Exhibit 4.4.3
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
1999 EQUITY INCENTIVE PLAN
AMENDMENT NO. 2
     The Hanover Capital Mortgage Holdings, Inc. 1999 Equity Incentive Plan (the “Plan”) is hereby amended, effective as of April 17, 2009, to change the name of the Plan to “The Walter Investment Management Corp. 1999 Equity Incentive Plan” and to change all references therein to “Hanover Capital Mortgage Holdings, Inc.” to “Walter Investment Management Corp.”